NEOPATH, INC. AMENDED AND RESTATED PROPOSAL TO KAISER IMMC AGREEMENT NO. 249



                                                      Exhibit 10.3




From:      Kaiser Permanente Medical Care Program
           Regional Purchasing Department
           1950 Franklin Street, REG 9105
           Oakland, California  94612-2998

           (510) 987-2135
           Fax:  (510) 873-5053

           Mailing Address:
           P.O. Box 12916
           Oakland, California  94604-2928

June 20, 1996

To:        Mr. Martin S. Reid
           NeoPath, Inc.
           8271 - 154th Avenue NE
           Redmond, WA  98052

Subject:   AMENDED AND RESTATED KAISER IMMC AGREEMENT NO.0249

Dear Mr. Reid:

Kaiser Foundation Health Plan, Inc., Northern California Region (Kaiser) is pleased to accept the NeoPath, Inc. (NeoPath) proposal dated 6-14- 96 (see Item
1) and signed by Mr. Martin Reid and as amended by Mr. Reid, NeoPath on 6-19-96 (see Exhibit B) to provide our requirement for NeoPath AutoPap 300 QC Systems for QC rescreening of conventional Pap smear slides. This Agreement is between NeoPath and Kaiser on behalf of the affiliated Health Plan corporations and participating Northern and Southern California Regions each of which expects to diligently work towards achieving the approximate level of purchasing a minimum of [*] of its needs for the subject goods and services from NeoPath should the evaluation of the NeoPath AutoPap 300 QC System be successful as described below.

AUTOPAP 300 EVALUATION

NeoPath will deliver and install [*] AutoPap 300 QC [*] to Kaiser
Permanente Regional Laboratory, Berkeley, California no later than [*].

The trial period will be for [*], with an objective of processing [*] slides in a QC mode.

Evaluation success will be determined by the ability of the AutoPap 300 QC System to perform to the specifications as outlined in the NeoPath Product Insert (Exhibit A) and Kaiser Regional Laboratory NeoPath Evaluation Quality Expectations (Exhibit B).

If the AutoPap 300 QC System does not perform to the specifications as outlined in the NeoPath Product Insert and Kaiser Regional Laboratory NeoPath Evaluation Quality Expectations, Kaiser has the option of canceling the Agreement and returning the instrument with no further obligation.

If the AutoPap 300 QC System performs to the specifications as outlined in the NeoPath Product Insert and Kaiser Regional Laboratory NeoPath Evaluation Quality Expectations, this Agreement will remain in effect with the following pricing terms and conditions to apply:

NEOPATH, INC. AMENDED AND RESTATED PROPOSAL TO KAISER IMMC AGREEMENT NO. 249



TERMS OF AGREEMENT

The term of this Agreement shall be effective from 9-1-96 through 12-31-99.

This Agreement recognizes NeoPath as primary supplier who is fully endorsed by the Kaiser Interregional Materiel Management Committee to provide automated systems for the rescreening of Pap smear test slides contingent on the successful outcome of the evaluation of the NeoPath AutoPap 300 QC System by Kaiser Permanente Northern California Region Regional Laboratory, Berkeley, CA. As a result of such endorsement, NeoPath may anticipate that Kaiser expects to use its best efforts to see that each participating Kaiser region diligently works towards achieving standardization in using the NeoPath AutoPap 300 QC System for rescreening conventional Pap smear slides. Kaiser regions in Colorado, Connecticut, Georgia, Hawaii, Mid-Atlantic States, North Carolina, Northwest, Ohio and Texas regions may, at their option, order their requirements at the same prices and terms. This order may be extended to any new Kaiser region.

NeoPath and Kaiser consider the pricing specifics of the Agreement to be confidential information for Kaiser Permanente personnel only.

All the terms, conditions and instructions and general requirements of the NeoPath Proposal are incorporated into this Agreement by this reference and shall be binding on NeoPath. In addition, purchase orders will be issued separately by each participating Kaiser region. All terms and conditions of such issued purchase orders also shall apply to the transactions between NeoPath and that participating Kaiser region; provided, however, that the provisions of the IMMC Agreement shall prevail in the event of any direct conflict between the provisions of a Kaiser region's purchase order and the provisions of the IMMC Agreement.

PRICING
NEOPATH CHARGE PER SLIDE

With the expectation of Kaiser Permanente Southern California Region committing QC rescreening of conventional Pap smear slides utilizing the NeoPath AutoPap 300 QC instrument, NeoPath agrees to charge Kaiser $[*] per slide for use of NeoPath equipment and service.

In the event that Kaiser Permanente Southern California Region does not commit to using the NeoPath AutoPap 300 QC System, NeoPath has the option to increase the price per slide to $[*] for the period [*] through [*]. If NeoPath opts to increase the charge to $[*] per slide, then Kaiser Permanente Northern California Region shall have the option to reduce the commitment of utilizing the NeoPath AutoPap 300 QC System from [*] to [*] years and may cancel this Agreement anytime after 12-31-98 with 30 day advanced written notice to NeoPath.

Kaiser shall receive the benefit of any price reduction in NeoPath published list prices by the same percentage decrease in list price being applied to Kaiser net prices during the period of this Agreement.

PAYMENT TERMS

PAYMENT FOR TRIAL PERIOD: $[*] ([*] slides at $[*] per slide) will be invoiced after complete installation of [*] [*] NeoPath AutoPap 300 QC [*] at
Kaiser Regional Laboratory, Berkeley, CA. An adjustment for the number of slides exceeding [*] slides during the trial period will be billed separately at $[*] per slide. Conversely, a credit adjustment will be made by NeoPath reimbursing Kaiser for the number of slides less than [*] slides during the trial period at $[*] per slide.

DEPOSIT: $[*] per instrument due upon issuance of purchase order. All deposits will be applied toward the final [*] of the user Agreement.

NEOPATH, INC. AMENDED AND RESTATED PROPOSAL TO KAISER IMMC AGREEMENT NO. 249



SHIPPING CHARGE: [*] per instrument will be billed in the invoice for the first billing period.

MONTHLY SLIDE PAYMENTS: $[*] per instrument will be invoiced at the end of each calendar month. A semi-annual adjustment for the number of slides exceeding
[*] slides per instrument in the six (6) month adjustment period total will be billed separately. The average monthly minimum slides to be charged is [*] slides per instrument for each six (6) month adjustment period. Kaiser will not be required to meet the [*] minimum monthly slide average per instrument if Kaiser is not able to use the instrument(s) due to prolonged instrument malfunction, labor work stoppage, or natural disaster rendering the Kaiser laboratory to be inoperable.

The Payment Terms of all NeoPath invoices are net 30 days after receipt of invoice by Kaiser.

DELIVERY OF AUTOPAP 300 INSTRUMENTS

NeoPath will deliver and install up to [*] additional AutoPap 300 QC Systems at Kaiser Permanente Regional Laboratory, Berkeley, CA no later than [*]. NeoPath also agrees to install up to [*] additional AutoPap 300 QC [*] at Kaiser Regional Laboratory, Berkeley, CA within sixty (60) days after receipt of order from Kaiser.

For any Kaiser region submitting purchase orders for NeoPath AutoPap 300 QC Systems within thirty-one (31) days after the evaluation trial period, NeoPath guarantees delivery of the following AutoPap 300 QC instruments by [*]:



       KAISER REGION                NUMBER OF AUTOPAP 300 INSTRUMENTS
       -------------                ---------------------------------
       Southern California                                         [*]
       Northwest                                                   [*]
       Hawaii                                                      [*]
       Colorado                                                    [*]
       Connecticut                                                 [*]
       Georgia                                                     [*]
       North Carolina                                              [*]
       Mid-Atlantic States                                         [*]
       Ohio                                                        [*]
       Texas                                                       [*]

NeoPath Charge Per Slide

If and when performance improvements and/or a primary screening version receives FDA approval, NeoPath will offer to Kaiser the option to upgrade at a price to be determined if and when such approval has been obtained, [*]

ADAPTABILITY TO THIN PREP TECHNOLOGY

NeoPath intends to pursue adapting the AutoPap 300 QC System with GYN monolayer preparation technology. Should an inability of the AutoPap system to read monolayer prepared slides put Kaiser at a competitive disadvantage, Kaiser and NeoPath shall have the option to renegotiate the pricing terms, and conditions of this agreement.

TECHNOLOGY CLAUSE

Kaiser and NeoPath have the option to renegotiate the pricing, terms and conditions of this Agreement whenever introduction of new products/technologies or whenever the pricing of this Agreement has the potential of putting Kaiser at a competitive disadvantage in the marketplace.

LABORATORY TRAINING

NeoPath's field Cytology group will conduct a complete training program at Kaiser on appropriate and efficient use of the AutoPap and will set the threshold for the appropriate sort rate.

INSTALLATION

The AutoPap Systems will be installed at Kaiser by authorized NeoPath service engineers at no cost.

NEOPATH, INC. AMENDED AND RESTATED PROPOSAL TO KAISER IMMC AGREEMENT NO. 249



SERVICE

NeoPath, or its authorized service representative, will provide telephone response within 2 hours of notification of a service problem and no more than 24 hours will pass before a service engineer is on site.

Routine service (as defined by NeoPath), maintenance, enhancements, and inspections, as required to assure that the AutoPap Systems perform to specifications are included at no additional cost. The cost of service and/or repairs resulting from negligence, misuse and/or non-routine causes will be charged to Kaiser.

UPGRADES

Software updates for the AutoPap 300 QC Systems will be provided to Kaiser at no additional cost. If and when performance improvements and/or a primary screening version receives FDA approval, NeoPath will offer to Kaiser the option to upgrade at a price to be determined if and when such approval has been obtained.

LITERATURE

Up to [*] patient education pamphlets per instrument will be provided to Kaiser at no cost. At Kaiser's request, the Kaiser name and logo may be added at no cost as well. Additional quantities may be purchased for $[*] per pamphlet.

SALES TRAINING

NeoPath's Sales and Marketing team will be available for training of Kaiser sales representatives at Kaiser's request.

AUTOMATION SEMINAR

At Kaiser's request, NeoPath will present a seminar on Automated Image Interpretation directed towards Pathologists, GPs, OB-GYNs, Cytotechnologists and any other people deemed appropriate.

AUTOPAP 300 SCREENER UPGRADE

Kaiser will be offered priority upgrade to a fully automated screener upon FDA approval if and when such approval is obtained by NeoPath.

WARRANTY

NeoPath will warrant each AutoPap System against defects in materials and workmanship and that each AutoPap System will perform in accordance with NeoPath's published specifications as per the attached Product Insert for the period of this Agreement.

NEOPATH, INC. AMENDED AND RESTATED PROPOSAL TO KAISER IMMC AGREEMENT NO. 249



ACCESSORIES

Each offered AutoPap System includes the following NeoPath accessories:



                             QUANTITY     DESCRIPTION
                             --------     -----------
                                [*]       AutoPap Slide Trays
                                 1        Operator Manual
                                 1        Start-Up Kit*

         * Start-Up Kit will include one (1) pack of printer paper and one (1) roll of Bar Code Labels ([*] sets of [*] labels per roll).

The following additional accessories are offered by NeoPath at the indicated prices:

                           DESCRIPTION               PRICE
                           -----------               -----
                           Bar Code Labels           $[*] (U.S.) per roll
                           AutoPap Slide Tray        $[*] (U.S.) per tray

Pricing of any NeoPath product not covered by this Agreement will be negotiated between NeoPath and Kaiser before the product is added to this Agreement.

ORDER PLACEMENT

Purchase orders will be issued separately by each participating Kaiser region. All terms and conditions of such issued purchase orders also shall apply to the transactions between NeoPath and that participating Kaiser region.

Sincerely,

KAISER PERMANENTE

/s/Stacie Burch
- ---------------
Jason Yang/Stacie Burch


cc:      Howard Koo, Kaiser Regional Laboratory, Berkeley, CA
         Gene Pawlick, MD, TPMG, Regional Laboratory, Berkeley, CA

ACCEPTED AND AGREED TO BY:

NEOPATH, INC.



By:   /s/ MARTIN REID                              Date:  6-25-96
      ---------------                                     -------
      Martin Reid, National Sales Manager

By:   /s/ VOLKER R. KETTERING                      Date:  6-25-96
      -----------------------                             -------
      Volker R. Kettering, Vice President, Sales

                                NEOPATH(R), INC.

                AUTOPAP(R) 300 QC AUTOMATIC PAP SCREENER SYSTEM

                               INDICATION FOR USE

INTENDED USE

         The AutoPap 300 QC System is an automated cervical cytology rescreening device intended for use in the quality control and rescreening of previously screened Papanicolaou (Pap) smear slides. The AutoPap 300 QC System is to be used only on conventionally prepared Pap smear slides that have been previously classified as within normal limits (WNL) and satisfactory for interpretation by a screening cytologist.

         The AutoPap 300 QC System is not intended to replace the current laboratory slide review processes referred to as "high-risk rescreen."

                     SUMMARY AND EXPLANATION OF THE SYSTEM

         The AutoPap 300 QC System is an automated cytology rescreening device that uses a high-speed video microscope, image interpretation software, and specially designed field-of-view computers to image, analyze, and classify cells within the complex images on a Pap smear slide.

         The AutoPap 300 QC System is intended to detect evidence of squamous carcinoma and adenocarcinoma and their usual precursor conditions missed on prior manual microscopic examination of Pap smear slides. These abnormalities fall within the following diagnostic categories of The Bethesda System:

EPITHELIAL CELL ABNORMALITIES

                 Squamous Cell

                 Atypical squamous cells of undetermined significance (ASCUS) Low-grade squamous intraepithelial lesions (LSIL)
                 High-grade squamous intraepithelial lesions (HSIL)
                 Squamous cell carcinoma

                 Glandular Cell

                 Atypical glandular cells of undetermined significance (AGUS) Endocervical adenocarcinoma





- -------------------------------------
[*]  Confidential Treatment Requested
                                      -1-

                 Endometrial adenocarcinoma
                 Extrauterine adenocarcinoma

         Pap smear slides screened as WNL and adequate for analysis by a screening cytotechnologist are to be rescreened by the AutoPap 300 QC System. Based on cytologic evidence, the device then identifies, for manual quality control (QC) review, slides with the highest probability of being a false negative to create an enriched sample. The result is that there is a higher prevalence of false negative slides in the sample selected for manual QC review.

         The System classifies each slide into one of three categories:

         QC REVIEW        Further human review recommended; specimen is
                          potentially abnormal.

         NO REVIEW        No evidence to recommend further human review.

         REVIEW Squamous component not detected; OR, not enough cellular material for anlysis.

         Slides that are not successfully processed are classified as Process Review or Rerun. These slides may be able to be reprocessed based upon the information provided in the slide report and the instructions provided in the Operator's Manual. If a slide cannot be successfully reprocessed, it is recommended that the laboratory conduct its usual procedure for routine QC selection.

         The laboratory also should select for manual microscopic review the Pap smear slides from patients or groups of patients that have been identified as having a high probability of developing cervical cancer, based on available patient information.

                                  LIMITATIONS

         AutoPap 300 QC System performance has not been established for use as a primary screener of Pap smears.

         Clinical data demonstrated that use of the AutoPap 300 QC System will improve the recovery of false negative slides in the laboratory over a random selection method. However, this device does not recover all false negative slides; false negative readings should still be expected to occur with the use of this device.

         The AutoPap 300 QC System is not intended or recommended for use as a confirmatory screener for slides that have been previously classified as abnormal or unsatisfactory for interpretation.





- -------------------------------------
[*]  Confidential Treatment Requested
                                      -2-

         The performance characteristics of the AutoPap 300 QC System have not been established for the detection of the cervical abnormalities that fall within the following diagnostic categories of The Bethesda System:

         #   Benign cellular changes due to infection

         # Reactive changes associated with inflammation, atrophy with inflammation, radiation, and intrauterine contraceptive device (IUD)

         #   Endometrial cells, cytologically benign, in a postmenopausal woman

         # Adenocarcinoma, not otherwise specified (NOS) (specimen contains cellular evidence of adenocarcinoma but unable to further subclassify as to site of origin)

         #   Other malignant neoplasms

         Use of the AutoPap 300 QC System is intended to be performed only under the direct supervision of licensed and/or certified cytotechnologists, cytopathologists, or laboratory directors who have been trained and certified to use the AutoPap 300 QC System by NeoPath, Inc., one of its subsidiaries, or an educational institution certified by NeoPath, Inc., to conduct training.

         The AutoPap 300 QC System is designed to be compatible with a wide range of staining procedures currently implemented in clinical laboratories. However, the device is not compatible with all staining methods currently in use. The compatibility of a laboratory's staining process will be assessed by NeoPath prior to clinical use of the device by the laboratory. NeoPath may recommend alternate staining procedures intended to optimize the performance of the device while maintaining the integrity and current performance level of the human review process.

         The AutoPap 300 QC System is intended for use in processing only conventionally prepared cervical/vaginal Pap smear slides that meet the slide, coverslip and staining characteristics provided in the Operator's Manual.

         This device is intended for use only with glass microscope slides and glass coverslips.

WARNINGS AND PRECAUTIONS

         WARNINGS

                 Broken Glass Hazard when Handling Slides

         Do not drop or break slides during slide preparation and when loading and unloading slides into trays. If slides are broken, injuries may occur.





__________________________________
[*]  Confidential Treatment Requested
                                      -3-

                 Moving Parts Hazard when Loading/Unloading Trays

         Remove all potentially obstructive jewelry and clothing before loading or unloading trays. After opening a hopper door, be sure all moving parts in the hopper have stopped before inserting or removing a tray. If trays are inserted before all moving parts have stopped, injuries may occur or the device may jam.

                 Shock Potential when Cleaning the Monitor

         Failure to remove power to the monitor before performing the procedure could result in an electric shock. See Operator's Manual.

                 Shock Potential when Power Applied Improperly

         The symbol next to the power connector indicates potential shock hazard. Ensure that the system is connected to a power receptacle that provides voltage and current within the specified rating for the system. Use of an incompatible power receptacle may produce electrical shock and fire hazards.

                 Shock Potential when Improperly Grounded

         Never use a two-prong plug adapter to connect primary power to the system. Use of a two-prong adapter disconnects the utility ground, creating a potential shock hazard. Always connect the system power cord directly to an appropriate receptacle with a functional ground.

                 Shock Potential when Cleaning with Power Applied

         Always turn off the power switch and unplug the power cord before cleaning the outer surfaces or internal components of the device.

                 Shock Potential from Spilled Liquids

         Do not place containers with liquids on the device or the workstation cart. Do not spill liquids on the system; fluid seepage into internal components creates a potential shock hazard. Shut down the device, disconnect from the power source and wipe up all spills immediately. Do not operate the system if internal components have been exposed to fluid.

         PRECAUTIONS

                 Compliance with Standards

         Prior to using the device, a laboratory must ensure that the use of the AutoPap 300 QC System as a quality control method complies with all applicable federal, state and local requirements for that laboratory. NeoPath will provide available information and assistance in this regard, upon request.





__________________________________
[*]  Confidential Treatment Requested
                                      -4-

                 Slide and Coverslip Requirements

         This device is intended for use only with glass microscope slides and glass coverslips.

         This device cannot be recommended for use with slides and coverslips that do not comply with the specifications provided in the Operator's Manual, particularly slides with plastic coverslips, broken slides, dirty or marked slides and non-standard slide or coverslip sizes.

                 Backup Procedures

         When performing the backup procedures, NeoPath recommends that two tapes be used in rotation; each tape would be used every other day. This will ensure minimum loss of data in the unlikely event of workstation failure.

                 Shutdown Procedures

         Except in an emergency situation, such as those described in the Warnings section, shutting down the AutoPap 300 QC System should be performed only with prior authorization of a company representative in order to avoid loss of data. If no emergency situation exists, contact NeoPath, Inc., or its designated representative before attempting to shut down the device.

                 Power Down Procedures

         It is important to shut down the system components in the proper order. See Operator's Manual.

                 Restart Procedures

         The AutoPap 300 QC Workstation must always be turned on and booted BEFORE the AutoPap 300 QC Instrument is turned on. It is important to apply power to the system components in the proper order. See Operator's Manual.

                 Installation and Service

         The device should be installed only by company authorized personnel. Only technically qualified personnel, trained by NeoPath, should perform troubleshooting and service procedures on internal components.

                 Replacement Fuses

         Use replacement fuses with the required current rating and specification. Using improper fuses or short-circuiting the fuse holders may cause fire or damage the device.





__________________________________
[*]  Confidential Treatment Requested
                                      -5-

                          REPORTS OF CLINICAL STUDIES

         Several multi-center, well-controlled clinical studies were conducted to evaluate the performance of the device. An intended use study confirmed the accuracy of the AutoPap 300 QC System using a masked, prospective design. Several sensitivity and precision studies were conducted to confirm the performance characteristics and reliability of the device.

ACCURACY STUDY:  THE CLINICAL EVALUATION STUDY

         The Clinical Evaluation Study was designed to compare the effectiveness of a random selection quality control practice in a cytology laboratory to the effectiveness of the AutoPap 300 QC System using a quality control application. The AutoPap 300 QC System was operated, as nearly as possible, in a manner similar to that recommended for routine laboratory use.

         The objective of the study was to test the hypothesis that the device is capable of providing a higher proportion of false negative slides for quality control review than can be achieved by a random selection method. This hypothesis was evaluated over a range of quality control review rates.

         A 100% manual rescreen of all processed slides was performed in this study to identify, as nearly as possible, the total population of false negative slides available for review. This population of false negative slides was then used as the target population to measure the efficacy of the device in identifying these false negative slides at a 10% QC review rate. The study design ensured that the site personnel were effectively masked and enhanced the probability of detecting the false negative slides present within the entire study population. The total number of slides used in the analysis was 14,914.

         Each false negative slide recovered during the study was reviewed by an Internal Discrepancy Panel of study site personnel as well as an External Discrepancy Panel of independent pathologists. The results of the External Discrepancy Panel review are used to demonstrate the efficacy of the device.

         These results demonstrate that the AutoPap 300 QC System identifies a subset of manual screen negative Pap smear slides that have been enriched through computer selection of false negative slides. A manual screening of this enriched subset (10% of the total manual screen negative slides will identify up to 50% of false negatives when compared to a 100% manual rescreen. This compares to the expected identification of only 10% of false negatives by a completely random selection review.





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[*]  Confidential Treatment Requested
                                      -6-

         TABLE 1          Clinical Evaluation Study
                          Sensitivity to False Negative Slides by Diagnostic Category and Overall 10% QC Review Rate, % Sensitivity, (N)

                     ----------------------------------------------------------------------------------------------------
                                         Site 1      Site 2      Site 3     Site 4      Site 5     Site 6      All Sites
                                                                                                               (excluding
                                                                                                               Site 3(1)
                     ----------------------------------------------------------------------------------------------------
                     ----------------------------------------------------------------------------------------------------
                     Review Rate(2)       11.2%      11.8%        37.2%       9.4%       6.1%       19.3%         11.8%
                     ----------------------------------------------------------------------------------------------------
                     FN-ASCUS             22.5%      36.7%        47.4%      33.3%      35.7%        0.0%         29.7%
                                                                                                                 (41/138)
                     ----------------------------------------------------------------------------------------------------
                     FN-AGUS             100.0%      20.0%       100.0%       0.0%      37.5%       50.0%         29.4%
                                                                                                                  (5/17)
                     ----------------------------------------------------------------------------------------------------
                     FN-LSIL              57.1%      83.3%       100.0%       0.0%      42.9%      100.0%         51.6%
                                                                                                                 (16/31)
                     ----------------------------------------------------------------------------------------------------
                     FN-HSIL             100.0%         NA           NA     100.0%      42.9%          NA         60.0%
                                                                                                                  (6/10)
                     ----------------------------------------------------------------------------------------------------
                     FN-Cancer               NA       0.0%           NA         NA         NA          NA          0.0%
                                                                                                                  (0/1)
                     ----------------------------------------------------------------------------------------------------
                     All FN(3)            32.0%      38.1%        56.5%      25.0%      37.6%       16.7%         34.5%
                                                                                                                 (68/197)
                     ----------------------------------------------------------------------------------------------------
                     All FN-LSIL+(4)      66.7%      71.4%       100.0%      25.0%      42.9%      100.0%         52.4%
                                                                                                                 (22/42)
                     ----------------------------------------------------------------------------------------------------

                     1. Site 3 is excluded from overall results due to incompatibility of staining procedure with the device.
                     2. Review Rate: Average percent identified as QC Review using the global 10% QC review rate.
                     3. All FNs: Includes the diagnostic categories of ASCUS, AGUS, LSIL, HSIL and Carcinoma.
                     4. ALL FN-LSIL+: Includes the diagnostic categories of LSIL, HSIL and Carcinoma.


         Analysis of the overall performance of the device in detecting the presence or absence of an endocervical component shows the following:

         o 85% of normal slides with endocervical component are correctly classified. 15% of the normal slides with endocervical component are reported as "endocervical component not detected." However, this result does not affect the computation of the QC score.

         o 73% of normal slides without endocervical component are correctly classified.





__________________________________
[*]  Confidential Treatment Requested
                                      -7-

SENSITIVITY STUDIES

         Two large, multi-center sensitivity studies were performed using abnormal slides. Each selected abnormal slide required a normal matched control slide.

         The Current Archive Sensitivity Study used recent abnormal slides processed by the laboratory. The diagnostic categories selected included ASCUS, AGUS, LSIL, HSIL, cancer (squamous, glandular, and extrauterine) and detected false negative slides. The total number of slides used in the analysis, including matched controls, was 2,584.

         The Historical Archive Sensitivity Study used abnormal slides retrieved from the archived records of each trial site. The diagnostic categories selected included AGUS, LSIL, HSIL, cancer (squamous, glandular, and extrauterine) and detected false negative slides. The total number of slides used in the analysis, including matched controls, was 3,589 (see Table 2).

         TABLE 2 Sensitivity to Abnormal Slides by Diagnostic Category Historical Sensitivity Study 10% QC Review Rate, % Sensitivity, (N)


                           ----------------------------------------------------------------------------------------------------
                                                Site 1     Site 2      Site 3     Site 4      Site 5      Site 6     All Sites
                                                                                                                     (excluding
                                                                                                                     Site 3(2))
                           ----------------------------------------------------------------------------------------------------
                           AGUS                 45.0%      33.3%       60.0%      45.9%        NA         34.4%       39.5%
                                                (80)       (30)        (5)        (37)                    (96)       (243)
                           ----------------------------------------------------------------------------------------------------
                           LSIL                 67.4%      62.2%       68.3%      68.7%       46.2%       60.5%       60.9%
                                                (89)       (90)        (63)       (67)        (80)        (86)       (412)
                           ----------------------------------------------------------------------------------------------------
                           HSIL                 84.7%      79.0%       90.4%      87.7%       70.3%       88.6%       82.1%
                                                (85)       (81)        (73)       (57)        (74)        (88)       (385)
                           ----------------------------------------------------------------------------------------------------
                           Cancer               100.0%     86.5%       66.7%      61.5%       50.0%       71.1%       79.1%
                                                (21)       (52)        (3)        (26)        (2)         (38)       (139)
                           ----------------------------------------------------------------------------------------------------
                           Review Rate(1)       16.5%      13.5%       34.2%      13.3%        7.6%       10.4%       12.9%
                           ----------------------------------------------------------------------------------------------------

                          (1) Review Rate: Average percent identified as QC Review at each laboratory using the global 10%
                                    QC review rate.
                          (2) Site 3 is excluded from overall results due to incompatibility of staining procedure with the device.

         The data derived from processing these abnormal slides demonstrate that the AutoPap 300 QC System has significant sensitivity to all tested categories of abnormal slides (see Table 3).





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
         TABLE 3 Sensitivity to Abnormal Slides by Diagnostic Category Current Archive Study (CAS) and Historical Sensitivity Study (HSS) 10% QC Review Rate, % Sensitivity, (N)

- -------------------------------------------------------------------------------------------------------
                               ASCUS        AGUS              LSIL             HSIL             CANCER
- -------------------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------------------
         CAS                   36.1%        27.3%             60.0%            80.2%             62.5%
- -------------------------------------------------------------------------------------------------------
                               (205)        (22)              (410)            (202)             (8)
- -------------------------------------------------------------------------------------------------------
         HSS                    NA          39.5%             60.9%            82.1%             79.1%
- -------------------------------------------------------------------------------------------------------
                                            (243)             (412)            (385)             (139)
- -------------------------------------------------------------------------------------------------------

         An analysis was conducted of the subset of cancer slides retrieved from the archived records. This subset represented the larger sample size from the two sensitivity studies. The sensitivity rates, by subclassification category, are reported in Table 4. (These subclassifications are derived from the procedures used across all the participating laboratories and may not coincide with individual laboratory practice.)

         These results show the device has a significant sensitivity to cancer slides.

         TABLE 4 Sensitivity to Subset of Cancer Slides 10% QC Review Rate, % Sensitivity, (N)

- --------------------------------------------------------------------------------------------------------------
         Squamous       AdenoCA       Malignant     Endocervical     Endometrial        AIS(3)     All Cancer
            CA(1)         NOS(2)         NOS          AdenoCA          AdenoCA                       Slides
- --------------------------------------------------------------------------------------------------------------
          91.3%         52.6%         40.0%          100.0%           66.7%            58.8%         77.7%
          (80)          (19)          (5)            (3)              (15)             (17)          (139)
- --------------------------------------------------------------------------------------------------------------

         1.       CA: Carcinoma
         2.       NOS: Not otherwise specified (specimen
                  contains cellular evidence of
                  adenocarcinoma but unable to further
                  subclassify as to site of origin)
         3.       AIS: Adenocarcinoma in situ

         A second subset analysis was conducted for the HSIL and cancer slides identified by the clinical trial sites as having a biopsy-confirmed diagnosis. The slides were selected from both the Historical Sensitivity Study and the Current Archive Sensitivity Study.

         These results indicate the device has a significant sensitivity to biopsy-confirmed HSIL and cancer slides (see Table 5).





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                                      -9-

         TABLE 5 Sensitivity to Subset of Biopsy-Confirmed HSIL and Cancer Slides 10% QC Review Rate

- -----------------------------------------------------------------------------------------
          No. of Biopsies      No. of Biopsies  Confirmed Biopsies Called   % Sensitivity
                                  confirmed             "Review"
- -----------------------------------------------------------------------------------------
- -----------------------------------------------------------------------------------------
 HSIL         60                   51                    43                      84.3%
- -----------------------------------------------------------------------------------------
 CANCER       35                   33                    22                      66.7%
- -----------------------------------------------------------------------------------------
 TOTAL        95                   84                    65                      77.4%
- -----------------------------------------------------------------------------------------

PRECISION STUDIES

         Two studies were conducted to assess precision, or repeatability, of the device. The first study was the Multi-Run Standardized Sample Set Study which used a set of 32 well-characterized slides, processed up to 30 times on each of three separate devices. Of the 32 slides, 25 demonstrated 100% repeatability (see Table 6). The average percent agreement on all slides was 99.6% overall. These results confirm that the repeatability of the device in calling a slide QC Review or No Review is consistent from device to device (inter-device repeatability) and within each tested device (intra-device repeatability).


         TABLE 6 Summary Results of Precision Study Multi-Run of Standardized Sample Set % Repeatability of QC Review/No Review Outcome for Each Slide

- -------------------------------------------------------------------------------------------
Barcode        QC Review          Site 0      Site 1      Site 4      Overall    Diagnosis
               No Review
- -------------------------------------------------------------------------------------------
- -------------------------------------------------------------------------------------------
940006439       No Review           100%        100%        100%         100%       Normal
- -------------------------------------------------------------------------------------------
940006443       No Review           100%        100%        100%         100%       Normal
- -------------------------------------------------------------------------------------------
940006464       No Review           100%        100%        100%         100%       Normal
- -------------------------------------------------------------------------------------------
940006467       No Review           100%        100%        100%         100%       Normal
- -------------------------------------------------------------------------------------------
940006472       No Review           100%        100%        100%         100%       Normal
- -------------------------------------------------------------------------------------------
940006473       No Review           100%        100%        100%         100%       Normal
- -------------------------------------------------------------------------------------------
940006476       No Review           100%        100%        96%          99%        Normal
- -------------------------------------------------------------------------------------------
940006487       No Review           97%         93%         100%         96%        Normal
- -------------------------------------------------------------------------------------------
940006489       No Review           100%        100%        100%         100%       Normal
- -------------------------------------------------------------------------------------------
940006492       No Review           100%        100%        100%         100%       Normal
- -------------------------------------------------------------------------------------------
940006493       No Review           100%        100%        100%         100%       Normal
- -------------------------------------------------------------------------------------------
940006497       No Review           NA          100%        96%          98%        Normal
- -------------------------------------------------------------------------------------------
940007379       QC Review           100%        100%        96%          99%        ASCUS
- -------------------------------------------------------------------------------------------
940007381       QC Review           97%         100%        100%         99%        ASCUS
- -------------------------------------------------------------------------------------------
940007409       QC Review           100%        100%        96%          99%        ASCUS
- -------------------------------------------------------------------------------------------
940007410       QC Review           97%         100%        96%          98%        ASCUS
- -------------------------------------------------------------------------------------------
940007416       QC Review           100%        100%        100%         100%       ASCUS
- -------------------------------------------------------------------------------------------


[*] Confidential Treatment Requested

- ---------------------------------------------------------------------------------------
- ---------------------------------------------------------------------------------------
921011542       QC Review       100%       100%       NA         100%       AGUS
- ---------------------------------------------------------------------------------------
940006420       QC Review       100%       100%       100%       100%       LSIL
- ---------------------------------------------------------------------------------------
940006425       QC Review       100%       100%       100%       100%       LSIL
- ---------------------------------------------------------------------------------------
940006428       QC Review       100%       100%       100%       100%       LSIL
- ---------------------------------------------------------------------------------------
940006430       QC Review       100%       100%       100%       100%       LSIL
- ---------------------------------------------------------------------------------------
940006436       QC Review       100%       100%       100%       100%       LSIL
- ---------------------------------------------------------------------------------------
940006390       QC Review       100%       100%       100%       100%       HSIL
- ---------------------------------------------------------------------------------------
940006393       QC Review       NA         100%       100%       100%       HSIL
- ---------------------------------------------------------------------------------------
940006397       QC Review       100%       100%       100%       100%       HSIL
- ---------------------------------------------------------------------------------------
940006398       QC Review       100%       NA         100%       100%       HSIL
- ---------------------------------------------------------------------------------------
940007261       QC Review       100%       NA         100%       100%       HSIL
- ---------------------------------------------------------------------------------------
921011561       QC Review       100%       100%       100%       100%       HSIL/CIS(1)
- ---------------------------------------------------------------------------------------
921011562       QC Review       100%       100%       100%       100%       HSIL/CIS
- ---------------------------------------------------------------------------------------
921011565       QC Review       100%       100%       100%       100%       HSIL/CIS
- ---------------------------------------------------------------------------------------
921011574       QC Review       NA         100%       NA         100%       SquamCarc
- ---------------------------------------------------------------------------------------

                           1.  CIS = Carcinoma in situ

         The second precision study required multiple processing runs of the abnormal slides selected for use in the Historical Sensitivity Study. The total number of slides used in the analysis was 10,674. The results demonstrate that the device produces substantially equivalent sensitivity estimates when repeatedly processing large sets of abnormal and matched control slides. The data presented illustrates a high degree of between-run agreement overall (see Table 7).





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                                      -11-

         TABLE 7 Combined Results of Precision Study Multi-Run of Historical Sensitivity Study Slide Set 10% QC Review Rate, % Sensitivity

         -----------------------------------------------------------------------------------
                                 AGUS         LSIL          HSIL        Cancer        Review
                                                                                      Rate(1)
         -----------------------------------------------------------------------------------
         Site 1      Run 1       45.0%         67.4%        84.7%         100.0%       16.5%
         -----------------------------------------------------------------------------------
                     Run 2       48.1%         72.0%        86.2%         100.0%       14.8%
         -----------------------------------------------------------------------------------
                     Run 3       43.6%         72.7%        87.1%         100.0%       16.3%
         -----------------------------------------------------------------------------------
         Site 2      Run 1       33.3%         62.2%        79.0%          86.5%       13.5%
         -----------------------------------------------------------------------------------
                     Run 2       36.7%         54.4%        80.5%          85.0%       12.3%
         -----------------------------------------------------------------------------------
                     Run 3       33.3%         57.6%        84.0%          87.8%       15.6%
         -----------------------------------------------------------------------------------
         Site 3      Run 1       60.0%         68.3%        90.4%          66.7%       34.2%
         -----------------------------------------------------------------------------------
                     Run 2       50.0%         75.7%        95.5%          75.0%       32.2%
         -----------------------------------------------------------------------------------
                     Run 3       40.0%         68.5%        92.2%          75.0%       27.5%
         -----------------------------------------------------------------------------------
         Site 4      Run 1       45.9%         68.7%        87.7%          61.5%       13.3%
         -----------------------------------------------------------------------------------
                     Run 2       52.8%         71.2%        83.6%          53.1%       11.0%
         -----------------------------------------------------------------------------------
                     Run 3       41.9%         66.7%        91.2%          57.1%       13.8%
         -----------------------------------------------------------------------------------
         Site 5      Run 1       N/A           46.2%        70.3%          50.0%        7.6%
         -----------------------------------------------------------------------------------
                     Run 2       N/A           37.2%        74.3%          50.0%        6.7%
         -----------------------------------------------------------------------------------
                     Run 3       N/A           42.9%        68.7%         100.0%        7.1%
         -----------------------------------------------------------------------------------
         Site 6      Run 1       34.4%         60.5%        88.6%          71.1%       10.4%
         -----------------------------------------------------------------------------------
                     Run 2       32.6%         62.9%        84.2%          72.7%       10.8%
         -----------------------------------------------------------------------------------
                     Run 3       30.7%         54.9%        84.8%          69.0%       10.5%
         -----------------------------------------------------------------------------------


         (1)       Review Rate:  Average percent identified as
                   QC Review at each laboratory using the
                   global 10% QC Review rate.

HISTORICAL CONSISTENCY STUDY: EFFECTS CAUSED BY AGE OF SLIDES

         The Historical Consistency Study was conducted to confirm the effects on the device, if any, caused by changes in staining and slide age. The results indicate no effects on the performance of the device (in terms of assignment of QC score) as a result of changes to slides caused by age or the consistency of staining over time.

                        CONCLUSIONS DRAWN FROM STUDIES

         The results from the Clinical Evaluation Study, a masked, prospective study using the device in an intended-use mode, show that the AutoPap 300 QC System identifies a subset of manual screen negative Pap smear slides that have been enriched through computer selection for false negative slides. A manual screening of this enriched subset (10% of the total manual screen negative slides) will identify up to 50% of false negatives when compared to a 100% manual rescreen. This compares to the expected identification of only 10% of false negatives by a completely random 10% manual review.





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
         In addition, the data results show that the device has a significant sensitivity to cancer slides and to biopsy-confirmed HSIL and cancer slides.

         The sensitivity of the device over a random selection method was shown to be true under all studied review rates (10%, 15% and 20%) for all claimed diagnostic categories of false negatives (including ASCUS and AGUS) and at even higher efficiencies for those false negatives at severities of LSIL and above.

         Acceptable sensitivities were demonstrated for all categories of abnormality across study sites; all the sensitivities were above the random selection proportions generated by the various thresholds selected for study. This consistent pattern of sensitivities above random selection ensured that the performance demonstrated in the intended-use prospective mode could be assured for any other combination of abnormal slides presented to the devise; thus, significant improvement over random could be expected for any laboratory's prevalence rate of abnormals and type of abnormalities and under any combination of cytotechnologist sensitivities at initial screening. The sensitivities of the device were further demonstrated on both current and archived abnormal slides.

         The AutoPap 300 QC System demonstrated virtually identical sensitivities upon repeated processing of standard sets of slides. This consistency was demonstrated both in selected slide sets and in wide selections of archived abnormal slides.

         The results demonstrate that this device detected a higher proportion of undetected abnormal slides than can be produced by random selection procedures.

                              MATERIALS REQUIRED

MATERIALS PROVIDED

         The AutoPap 300 QC System consists of the following components:


         #   AutoPap 300 QC Device
         #   Nitrogen tank
         #   Slide trays
         #   Workstation:

                 Computer (CPU)
                 Monitor, keyboard, mouse, mouse pad
                 Modem
                 Printer
                 Tape drive
                 Ethernet transceiver unit
                 Cart





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
         #   Electronic Cables: Ethernet, printer to Ethernet, AutoPap to CPU, monitor to CPU, tape drive to CPU, modem to CPU, keyboard to CPU
         #   Power strip (6-outlet)
         #   Power cords: Instrument, CPU, monitor, printer, tape drive, modem

                 Additional items supplied:

         #   Printer paper (starter package)
         #   Head cleaning tape
         #   Slide barcode labels
         #   Backup tapes
         #   SCSI bus terminator
         #   Air filters
         #   Line protector and/or power supply (optional, at additional cost)

MATERIALS REQUIRED BUT NOT PROVIDED

         #   Dedicated 20 amp power line
         #   Dedicated 15 amp power line
         #   Telephone line
         #   Dustproof bins to store empty slide trays
         #   70% Isopropyl Alcohol
         #   Cotton swabs or soft bristle brush
         #   Lint-free cloth
         #   Glass cleaning solution (non-alcohol based)


                                    STORAGE

         Do not expose the system to direct sunlight or temperature extremes (i.e., air flow from heating or cooling systems).





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                                      -14-

                   TECHNICAL SERVICE AND PRODUCT INFORMATION

         For technical service and assistance related to use of the AutoPap 300 QC System, contact NeoPath, Inc.:

         Telephone:       1-800-NEOPATH (outside Washington State)
                          (1-800-636-7284) or
                          1-206-869-7284 (inside Washington State)

         Fax:             1-206-869-5325

                          NeoPath, Inc., 8271-154th Ave. NE
                          Redmond, Washington  98052, USA, 1-800-NEOPATH
                          (206) 869-7284/Fax (206) 869-5325

(C)1996 NeoPath, Inc.
NeoPath(R) and AutoPap(R) are registered trademarks of NeoPath, Inc.
U.S. Patent Numbers 5,315,700 and 5,361,140. Other U.S. and foreign patents pending.





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                                      -15-

                                                           KAISER IMMC AGREEMENT
                                                           NO. 0249    EXHIBIT B
                          NEOPATH QUALITY EXPECTATIONS

INTRODUCTION:

Regional Cytology will evaluate the NeoPath AUTOPAP(R) 300 QC SYSTEM to determine if the instrument can improve our quality. During the 90 day evaluation period, the instrument will rescreen slides that have been reviewed and signed out at Within Normal Limits or Benign Cellular Changes by a certified Cytotechnologist. The AUTOPAP(R) 300 QC SYSTEM will then flag a minimum of 10% of the slides for final review by a quality control Cytotechnologist.

PROCEDURE:

1. A total of 35,000 routine Gyn slides with a diagnosis of Within Normal Limits or Benign Cellular Changes will be loaded into an AUTOPAP(R) 300 QC SYSTEM instrument for analysis. The instrument will select a minimum of 10% of the slides for review by a QC Cytotechnologist. If more than 10% of the cases are abnormal, the additional slides will be flagged for review.

2. All slides selected will be reviewed with complete documentation to monitor any and all discrepancies between the QC Cytotechnologist and the AUTOPAP(R) 300 QC SYSTEM.

3.  All discrepancies will be put into two categories, 1) false positive or
    2) false negative diagnoses. Our present false negative rate, kept by current standards, is very low. Since 100% rescreening of all negative cases has never been done before by Regional Cytology, all false positive cases will be scrutinized and reviewed very carefully.

4. We will introduce known abnormal cases into our review process and monitor how the instrument performs. The same case will then be run on another instrument to determine consistence between instruments for quality and accuracy.

EXPECTATIONS:  IN ADDITION TO THE NEOPATH PRODUCT SHEET DESCRIBING FEATURES AND
BENEFITS:

1. False negative slides selected by the AUTOPAP(R) 300 QC SYSTEM should show abnormalities that fit established criteria known by the ASCP and other governing agencies.

2. The selection process by the AUTOPAP(R) 300 QC SYSTEM should not significantly increase our false positive rate. We understand that the AutoPap will select 10% of normals for review plus any slide with a QC score greater than the threshold setting.

3. AutoPap should significantly increase our detection rate of false negative results as decided by our stake holders in a cost effective manner.





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                                        -1-

4. AutoPap 300 QC System should also enhance our operational performance in terms of process and workload flow.





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                                        -2-

                                                           KAISER IMMC AGREEMENT
                                                           NO. 0249       ITEM 1

 Section  o Section  o Section  o Section  o Section  o Section  o Section  o
       Section o Section o Section o Section o Section o Section o Section o Section o Section o Section o Section o Section o Section



                                  NEOPATH, INC.

                                    PROPOSAL

                                       TO

                              NORTHERN CALIFORNIA

                     KAISER PERMANENTE REGIONAL LABORATORY

                             1725 EASTSHORE HIGHWAY

                              BERKELEY, CA  94710

                                 JUNE 14, 1996

 Section  o Section  o Section  o Section  o Section  o Section  o Section  o
       Section o Section o Section o Section o Section o Section o Section o Section o Section o Section o Section o Section o Section



OVERVIEW OF PROPOSAL

NeoPath, Inc. (NeoPath) proposes to provide Northern California Kaiser Permanente Regional Laboratory (Kaiser) up to [*] AutoPap(R) 300 QC [*] for QC rescreening. Approximate delivery dates: [*] [*] in [*] and [*] [*] in [*].

1.       ALLIANCE PROGRAM

         Kaiser will be enrolled in the NeoPath Alliance Program for the term of this agreement. Membership in this program includes:

         1.1     SITE EVALUATION

                 An initial site evaluation will be conducted by NeoPath to determine the compatibility of Kaiser's current slide preparation process with the AutoPap. If necessary, suggestions will be made to improve the compatibility of the slide preparation process with the AutoPap. Also evaluated are the electrical, telephone and physical facilities.





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[*]  Confidential Treatment Requested

         1.2     LABORATORY TRAINING

                 NeoPath's field cytology group will conduct a complete training program at Kaiser on appropriate and efficient use of the AutoPap, and will set the threshold for the appropriate sort rate.

         1.3     INSTALLATION

                 The AutoPap systems will be installed at Kaiser by authorized NeoPath service engineers at no cost.

         1.4     SERVICE

                 NeoPath, or its authorized service representative, will provide telephone response within 2 hours of notification of a service problem and no more than 24 hours will pass before a service engineer is on site.

                 Routine service (as defined by NeoPath), maintenance, enhancements, and inspections, as required to assure that the AutoPap Systems perform to specifications are included at no additional cost. The cost of service and/or repairs resulting from negligence, misuse, abuse and/or non-routine causes will be charged to Kaiser.

         1.5     UPGRADES

                 Software updates for the AutoPap 300 QC systems will be provided to Kaiser at no additional cost. If and when performance improvements and/or a primary screening version receives FDA approval, NeoPath will offer to Kaiser the option to upgrade at a price to be determined after such approval has been obtained.

         1.6     LITERATURE

                 Up to [*] patient education pamphlets will be provided to Kaiser at no cost. At Kaiser's request, the Kaiser name and logo may be added at no cost as well. Additional quantities may be purchased for [*] each.

         1.7     SALES TRAINING

                 NeoPath's sales and marketing team will be available for training of Kaiser sales representatives at Kaiser's request.

         1.8     AUTOMATION SEMINAR

                 At Kaiser's request, NeoPath will present a seminar on Automated Image Interpretation directed towards Pathologists, GP's, OB-GYN's, Cytotechnologists, and any other people deemed appropriate. The seminar would be conducted by NeoPath personnel and certification for CME credits would be applied for.





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                                         -2-

                 Cytotechnologists, and any other people deemed apropriate. The seminar would be conducted by NeoPath personnel and certification for CME credits would be applied for.


         1.9     AUTOPAP(R) 300 SCREENER UPGRADE

                 Kaiser will be offered priority upgrade to a fully automated screener upon FDA approval.

2.       WARRANTY

         NeoPath will warrant each AutoPap System against defects in materials and workmanship and that each AutoPap System will perform in accordance with NeoPath's published specifications as per the attached Product Insert for the period of this agreement.

3.       ACCESSORIES

         3.1 Each offered AutoPap System includes the following NeoPath accessories:



                      QUANTITY                  DESCRIPTION
                      --------                  -----------
                        [*]                     AutoPap Slide Trays
                         1                      Operator Manual
                         1                      Start-Up Kit*

              * Start-Up Kit will include one pack of printer paper and one roll of Bar Code Labels ([*] sets of [*] labels per roll)

         3.2 The following additional accessories are offered by NeoPath at the indicated prices:

                 DESCRIPTION                  PRICE
                 -----------                  -----
                 Bar Code Labels              [*] (U.S.) per roll
                 AutoPap Slide Tray           [*] (U.S.) per tray

4.       OFFER

         4.1.    PRICING AND AVAILABILITY

                 The AutoPap 300 QC Systems will be offered for quality control rescreening on a fee-per-slide-processed basis at a rate of [*] per slide, based on a minimum of [*] slides per year per instrument (a minimum monthly fee of [*] per month per instrument). A deposit of [*] per AutoPap 300 QC is required





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[*]  Confidential Treatment Requested
                                         -3-
                 to reserve an instrument. This deposit is applied towards the final two months of the lease agreement.

         4.2     EXCLUSIVITY

                 For the term of this contract, Kaiser agrees to utilize AutoPap Systems for all of their automated Pap smear reading needs.

         4.3     TERMS

                 The term of this Agreement is for a period of three years from the date of shipment of the first AutoPap 300 QC System, at the end of which Kaiser and NeoPath agree to negotiate in good faith an extension or modification of this agreement. NeoPath will deliver the AutoPap 300 QC Systems FOB NeoPath. Kaiser will pay, or reimburse, NeoPath for all transportation costs from NeoPath's manufacturing facility as per STANDARD TERMS AND CONDITIONS.

         4.4     CANCELLATION OF AGREEMENT

                 Kaiser has the option of canceling this agreement with a sixty day written notice at the completion of a trial period (the trial period shall be defined as [*] months from receipt of the [*] AutoPap 300 QC system) should the instruments not perform to the agreed upon specifications as per the Product Insert. The instruments may be returned for exchange, or the Agreement may be dissolved or modified. In the event of early cancellation by Kaiser, return shipping costs to NeoPath's Redmond facility will be at Kaiser's sole expense with shipping costs not to exceed NeoPath's standard shipping costs per instrument. In case NeoPath cancels this agreement for any reason other than cause, or any time after the expiration of the full term of this contract, NeoPath will be responsible for all shipping costs to return the instrument(s).

5.       ACCEPTANCE CRITERIA FOR AUTOPAP 300 QC SYSTEM RENTAL

         The AutoPap 300 QC System(s) will perform in accordance with the Product Insert.

6.       PROPOSAL ACCEPTANCE

         6.1      DURATION OF PROPOSAL

                  This Proposal shall remain valid through June, 1996.





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                                        -4-

6.2     ACCEPTANCE OF OFFER

         [S]                            [C]
         NEOPATH, INC.                  NORTHERN CALIFORNIA KAISER PERMANENTE
                                        REGIONAL LABORATORY

         By:  /s/ MARTIN S. REID        Signature:   /s/ Stacie Burch
         --------------------------     -----------------------------
         Martin S. Reid                 Print Name:    Stacie Burch

         National Sales Manager
         --------------------------     -----------------------------
         Title                          Title

         June 14, 1996
         --------------------------     -----------------------------
         Date                           Date





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                                       -5-

'ATTACHMENT B' TO 'ITEM 1' ...PAGE 1 OF 2


                                 NEOPATH, INC.

                         STANDARD TERMS AND CONDITIONS

1. AGREEMENT. These Terms and Conditions, together with any order or other agreement signed by both NeoPath, Inc. ("NeoPath") and the customer ("Customer") (collectively, the "Agreement") govern all purchase and sale, rental, lease, fee-per-slide processed and other transactions between NeoPath and Customer involving NeoPath products ("Products"). NeoPath will not be bound by, and specifically objects to, any term, condition, or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) which is proffered by Customer in any purchase order, receipt, acceptance, confirmation, correspondence, or otherwise, unless NeoPath specifically agrees to such provision in a written instrument signed by NeoPath. NeoPath's acceptance of any order by Customer is expressly conditioned on Customer's agreement to the terms and conditions of this Agreement.

2. ACCEPTANCE. NeoPath will deliver to Customer, and Customer will accept and pay for, all Products and Services ordered by Customer pursuant to an order which has been accepted by NeoPath. All orders are subject to acceptance by NeoPath either in writing or by shipping Products. NeoPath may accept any order in whole or in part and NeoPath's shipment of less than all Products ordered will constitute acceptance only as to those Products shipped.

3. FIRM ORDER. Customer may not modify, rescind or cancel any order, in whole or in part, without NeoPath's written consent. In the event of any cancellation, with or without NeoPath's consent, Customer will pay NeoPath a cancellation fee determined in accordance with NeoPath's standard cancellation policy then in effect or, if NeoPath does not then have such a policy, fifteen percent (15%) of the amount otherwise payable under the Agreement for the canceled Products.

4. DELIVERY. NeoPath will use reasonable efforts to meet any delivery date specified in the orders, but will not be liable for any failure to meet such dates. Unless otherwise specified in this Agreement, NeoPath will deliver the Products FOB carrier at NeoPath's manufacturing facility. Customer is responsible for all transportation costs (including, but not limited to, shipping charges, premiums for freight insurance, inspection fees, customs, duties, import or export fees, assessments, and all other costs incurred in transporting the Products to the shipping destination). Customer will promptly reimburse NeoPath for any such amounts paid by NeoPath. Customer will be responsible for any claims against the carrier arising from or relating to shipment.

5. PRICES. Unless specified otherwise in this Agreement, the purchase prices, fee-per-slide processed, charges, and other amounts payable by Customer for the Products will be as specified by NeoPath in its then-current standard price list or fee-per-slide processed schedule.

6. TAXES. The prices described in paragraph 5 do not include any sales, use or similar taxes. Customer will pay or reimburse NeoPath for all taxes or other amounts payable to governmental authorities in connection with the applicable transactions, or will provide NeoPath with an exemption certificate satisfactory to NeoPath.

7. PAYMENT. NeoPath will issue invoices for all amounts payable under this Agreement. Customer will pay the amount set forth on NeoPath's invoice within thirty (30) days from the date of such invoice. Any amount not paid within such thirty (30) day period will be subject to a finance charge equal to 1.5% per month or the highest rate allowable by applicable law, whichever is less, determined and compounded daily from the date due until the date paid. Payment of such finance charges will not excuse or cure Customer's breach or default for late payment. Further, Customer will reimburse any costs or expenses (including, but not limited to, reasonable attorneys' fees) incurred by NeoPath to collect any amount which is not paid when due. NeoPath may accept any check or payment in any amount without prejudice to NeoPath's right to recover the balance of the amount due or to pursue any other right or remedy. No endorsement or statement on any check or payment or in any letter accompanying a check or payment or elsewhere will be construed as an accord or satisfaction. All amounts payable under this Agreement are denominated in United States dollars, and Customer will pay all such amount in lawful money of the United States unless expressly agreed otherwise.

8. LIMITED WARRANTY AND REMEDY. NeoPath warrants that, upon delivery, each Product will be free from defects in materials and workmanship. This warranty will not apply to any Product that (a) has not been operated and maintained in accordance with applicable instructions and manuals, (b) has been repaired or altered by unauthorized personnel, or (c) has been misused, abused, damaged or subjected to operation for which it was not intended. This warranty does not apply to expendable items such as lamps or external tubing. NeoPath will either repair or replace any Product that does not substantially conform to the foregoing warranty.

9. PRODUCT LIABILITY INDEMNIFICATION. NeoPath will defend and indemnify Customer from and against any third party claim arising out of bodily injury (including death) or property damage to the extent caused by any defect in the design or manufacture of the Products, provided that Customer: gives NeoPath prompt written notice of the claim; allows NeoPath to assume control of the defense and settlement of the claim; assists and cooperates with NeoPath in connection with the defense and settlement of the claim; and does not settle the claim without NeoPath's prior written consent. This paragraph will not apply to any claim arising out of the negligence of Customer or any third party.

10. PATENT INDEMNIFICATION. NeoPath will defend and indemnify Customer against any third party claim arising out of any infringement by the Product of any patent arising under the laws of the United States or any other country in which NeoPath has been granted a patent on the Product, provided that Customer: gives NeoPath prompt written notice of the claim; allows NeoPath to assume control of the defense and settlement of the claim; assists and cooperates with NeoPath in connection with the defense and settlement of the claim; complies with any court order or settlement made in connection with the claim (e.g., as to future use of any infringing Product); and does not settle the claim without NeoPath's prior written consent. This paragraph will not apply to any claim resulting from any use in connection with any equipment or other items not furnished by NeoPath or from any use not in conformity with applicable instructions and manuals.

11. DISCLAIMER AND RELEASE. THE WARRANTIES, OBLIGATIONS, AND LIABILITIES OF NEOPATH AND THE REMEDIES OF CUSTOMER SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN SUBSTITUTION FOR, AND CUSTOMER HEREBY WAIVES, RELEASES, AND DISCLAIMS, ALL OTHER WARRANTIES, OBLIGATIONS, AND LIABILITIES OF NEOPATH AND ALL OTHER RIGHTS, CLAIMS, AND REMEDIES OF CUSTOMER AGAINST NEOPATH, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, WITH RESPECT TO THE PRODUCTS AND ANY OTHER GOODS OR SERVICES DELIVERED UNDER THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO: (A) ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE;
(B) ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, OR USAGE OF TRADE; (C) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE (ACTIVE, PASSIVE, OR IMPUTED), PRODUCT LIABILITY, OR STRICT LIABILITY OF NEOPATH; AND (D) ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY FOR INFRINGEMENT.

12. EXCUSED PERFORMANCE. NeoPath will not be responsible for or be considered to be in breach of or default under this Agreement on account of any cause beyond NeoPath's reasonable control or not occasioned by NeoPath's fault or negligence (including, but not limited to, NeoPath's inability, after due and timely diligence, to procure materials, parts, equipment, or services).

13. LIMITATIONS OF LIABILITY. NEOPATH'S LIABILITY (WHETHER IN CONTRACT, TORT, OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE, STRICT LIABILITY, OR PRODUCT LIABILITY OF NEOPATH) WITH REGARD TO ANY PRODUCT OR OTHER GOODS OR SERVICES FURNISHED UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE PAID BY CUSTOMER TO NEOPATH FOR THE SAME. FURTHER, NEOPATH WILL NOT IN ANY EVENT BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, OR FOR LOSS OF REVENUE, LOSS OF BUSINESS, OR OTHER FINANCIAL LOSS, ARISING OUT OF OR IN CONNECTION WITH ANY PRODUCT OR OTHER GOODS OR SERVICES FURNISHED UNDER THIS AGREEMENT.

14. SOFTWARE. NeoPath retains title to all software, computer programs and other software furnished with any Product. Customer will use such software only in conjunction with the use or operation of such Product and in accordance with applicable instructions and manuals furnished by NeoPath. Customer will not copy, modify, make any derivative work based upon, publish or distribute any such software. Further, Customer will not reverse engineer, decompile or attempt to discover or recreate any source code to any such software.

15. INTELLECTUAL PROPERTY RIGHTS. The Products involve valuable patent, copyright, trademark, trade secret and other intellectual property rights of NeoPath. NeoPath reserves all such rights. No title to or ownership of any intellectual property rights related to any Product is transferred to Customer pursuant to this Agreement. Customer will not attempt to reverse engineer any Product or component thereof or to otherwise misappropriate, circumvent or violate any of NeoPath's intellectual property rights.

16. CONFIDENTIAL INFORMATION. NeoPath may disclose to Customer certain trade secret, proprietary or confidential information ("Confidential Information"). Except as otherwise authorized by NeoPath in writing, Customer will use such Confidential Information only for the purposes for which it is disclosed by NeoPath, will not disclose it to any third party and will take appropriate steps to protect it from any unauthorized use or disclosure; provided that, upon or promptly after disclosure by NeoPath, the information is marked or otherwise identified as trade secret, proprietary or confidential or the Customer otherwise knows or has reason to know that the same is trade secret, proprietary or confidential.

17. TRANSFERS. Customer will not ship or otherwise transfer any Product to a location outside the country to which the Product is shipped by NeoPath. If Customer transfers any Product to a location other than the location to which it is shipped by NeoPath, Customer will give NeoPath a minimum of 5 days advance written notice thereof (including the date of the transfer, the address and telephone number of the new location and the name, address and telephone number of the individual under whose direction the Product is used at such location). Customer may not transfer any Product to a third party without approval by NeoPath.

18. UNENFORCEABLE PROVISION. The invalidity or unenforceability of any provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provision were replaced with a valid and enforceable provision as similar as possible to the one replaced.

19. NONWAIVER. Any failure by NeoPath to insist upon or enforce performance by Customer of any of the provisions of this Agreement or to exercise any right or remedy under this Agreement or applicable law will not be construed as a waiver or relinquishment to any extent of NeoPath's right to assert or rely upon any such provision, right or remedy in that or any other instance; rather the same will be and remain in full force and effect.

20. ASSIGNMENT. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors, assigns and legal representatives.

21. APPLICABLE LAW. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Washington, without reference to its choice of law principles. The U.N. Convention on Contracts for the International Sale of Goods will not apply to this Agreement.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement, and supersedes any and all prior agreements, between NeoPath and Customer with regard to the Products. No amendment, modification, or waiver of this Agreement will be valid unless set forth in a written instrument signed by the party to be bound.





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'ATTACHMENT B' TO 'ITEM 1' ...PAGE 2 OF 2




                                 NEOPATH, INC.

                            EQUIPMENT USER AGREEMENT

                       SUPPLEMENTAL TERMS AND CONDITIONS

                           (FEE-PER-SLIDE PROCESSED)



These Supplemental Terms and Conditions are a part of the Equipment User Agreement ("Agreement") between NeoPath, Inc. ("NeoPath") and the customer identified in the Agreement ("Customer"). NeoPath and Customer agree as follows:

Section 1.       Definitions

"BASE MONTHLY FEE" means the Base Monthly Fee specified in this Agreement. The Base Monthly Fee will be prorated on a daily basis for any Month less than a full calendar month.

"CUSTOMER'S SITE" means Customer's place of business at the location specified in this Agreement or such other location as may be agreed upon in writing by the parties.

"EQUIPMENT" means the Equipment described in this Agreement, together with any repairs, replacements, corrections, alterations, additions, improvements or modifications made during the Term or otherwise pursuant to this Agreement.

"FEE-PER-SLIDE" or "FPS" means the Fee-Per-Slide or FPS specified in this Agreement.

"MONTH" means any calendar month during the Term, except that: (a) the first Month will begin with the first day of the Term and end with the last day of the calendar month which includes the first day of the Term; and (b) the last Month will end with the last day of the Term and will begin with the first day of the calendar month which includes the last day of the Term.

"TERM" means the Term specified in Section 4.

"USER DOCUMENTATION" means any user manual, instructions and other documentation furnished by NeoPath relating to Customer's use of the Equipment, as the same may be revised, updated or replaced by NeoPath from time to time during the Term.

Section 2.       The Equipment

2.1 INSTALLATION. NeoPath will install the Equipment at Customer's Site. Customer will provide suitable space, air conditioning (e.g., heating, cooling, circulation and filtering), utilities (e.g., electric power) and other requirements for installation and operation of the Equipment at Customer's Site in accordance with the User Documentation throughout the Term. If installation is delayed on account of any event, circumstance or condition at Customer's Site (e.g., any strike or other labor disturbance, any fire or other casualty, or any failure of Customer to timely provide suitable space, air conditioning, utilities and other requirements), then Customer will pay for any additional work performed or costs incurred by NeoPath in accordance with NeoPath's then-current standard rate of charges.

2.2 MAINTENANCE. NeoPath will provide maintenance for the Equipment throughout the Term. Upon Customer's request, NeoPath will promptly repair, replace or otherwise correct any Equipment that does not operate in accordance with the applicable User Documentation. Customer will immediately notify NeoPath of any defect, malfunction or failure to operate in accordance with the User Documentation. NeoPath will provide remote support services between 8:00 a.m. and 5:00 p.m. Pacific time, Monday through Friday, excluding holidays, with pager back-up during other hours. Unless otherwise agreed by the parties, any maintenance required to be performed at Customer's Site will be performed between 8:00 a.m. and 5:00 p.m. local time at Customer's Site, Monday through Friday, excluding holidays.

2.3 USE AND OPERATION. Customer will use the Equipment only for the purposes specified in the User Documentation. Customer will not use or permit the use of the Equipment for any other purpose. Customer will operate the Equipment in strict accordance with the User Documentation.

2.4 LOCATION. Customer will keep the Equipment in its sole possession and control at Customer's Site throughout the Term. Without limitation of the foregoing, Customer will not lease, rent or transfer the Equipment to any third party. Customer will not move the Equipment to any location other than the one in which it is installed by NeoPath without the prior written consent of NeoPath. NeoPath may inspect the Equipment at any time during Customer's normal business hours. Customer will provide NeoPath and its invitees safe and sufficient access to the Equipment and Customer's Site as reasonably required for NeoPath to perform its obligations and exercise its rights under this Agreement or to permit other interested parties to view the Equipment in operation.

2.5 REMOTE ACCESS. Throughout the Term, Customer will provide a dedicated telecommunication line for NeoPath's remote access to the Equipment (e.g., for maintenance and monitoring of the Equipment).

2.6 TITLE. No title to or ownership of any Equipment, or to any proprietary rights related to any Equipment, are transferred to Customer by virtue of this Agreement. Customer acknowledges that the Equipment: (a) will be owned by NeoPath or its assignees; and (b) involves valuable patent, copyright, trade secret and other proprietary rights of NeoPath. Customer will: (i) not remove, obscure or alter any label, decal, plate, plaque, tag, marking or other notice of NeoPath's ownership or rights; (ii) not disassemble, decompile or reverse engineer any of the Equipment; (iii) make the Equipment available only to Customer's employees and independent contractors in connection with their use of the Equipment for the purposes and in accordance with the requirements of this Agreement; (iv) keep the Equipment free from any and all security interests, mortgages, deeds of trust, liens, encumbrances and other claims arising by, through, at the request of, or on behalf of Customer; and (v) take such action (including, but not limited to, the execution, acknowledgment, delivery, filing or recording of any UCC financing statements and other document) as NeoPath may reasonably request to protect, perfect or evidence its ownership and other rights in the Equipment. Customer hereby authorizes NeoPath to effect any UCC financing statement or other filing to protect, perfect or evidence NeoPath's ownership or other rights in the Equipment without Customer's signature.

2.7 ALTERATIONS. Customer will not make any alterations, additions, improvements or modifications to the Equipment without the prior written consent of NeoPath. Any alteration, addition, improvement or modification to the Equipment will become the property of NeoPath when made and will be surrendered to NeoPath with the Equipment at the end of the Term. Customer hereby assigns to and transfers to NeoPath any right, title and interest that it may have in any alteration, addition, improvement or modification.

2.8 RISK OF LOSS AND INSURANCE. Customer assumes all risk of loss, casualty, damage or injury relating to the Equipment from the date of delivery of the Equipment to Customer until the Equipment is returned to NeoPath at the end of the Term. Customer will immediately notify NeoPath of any loss, casualty, damage or injury relating to the Equipment. Throughout the Term, Customer will maintain "all risk" or equivalent insurance covering the Equipment (including, without limitation, general casualty and property damage insurance covering the Equipment in an amount not less than its full replacement value) and such other insurance as NeoPath may reasonably require to protect against any loss, casualty, damage or injury relating to the Equipment. All such insurance will:
(a) be placed with such insurers and under such forms of policies as may be acceptable to NeoPath; (b) name NeoPath and its assignees as additional insureds; and (c) be endorsed to provide that such policies will not be terminated, modified or allowed to expire without the insurer giving NeoPath at least thirty (30) days' advance written notice. Customer will deliver to NeoPath certificates of insurance and such other evidence (such as copies of the policies) as NeoPath may reasonably request. Customer will ensure that any other policies of insurance that it carries as insurance covering liability for injury (including death) to persons or damage to property either: (i) contain a waiver of subrogation against NeoPath; (ii) name NeoPath and its assignees as additional insureds; or (ii) include broad-form contractual coverage covering this Agreement.

Section 3.       Compensation

3.1 INSTALLATION FEE. Concurrently with the execution of this Agreement, Customer will pay NeoPath the installation fees specified in This Agreement.

3.2 BASE MONTHLY FEE. Customer will pay NeoPath the Base Monthly Fee for each Month during the Term. Concurrently with the execution of this Agreement, Customer will pay NeoPath the Base Monthly Fee for the first and last Months during the Term. Customer will pay NeoPath the Base Monthly Fee for any other Month during the Term on or before the first day of such Month.

3.3 USAGE FEES. If the Base Monthly Fee for any Month is less than the product of the number of slides processed with the Equipment during such Month multiplied by the applicable FPS, then Customer will pay NeoPath the difference within thirty (30) days after the end of such Month. Customer will keep and maintain an accurate record of the number of slides processed with the Equipment during each Month of the Term. Upon NeoPath's request, Customer will: (a) submit to NeoPath a written report of the number of slides processed with the Equipment during any Month; and (b) make such records available for examination by NeoPath or its representative.

3.4 MAINTENANCE FEES. Customer will not be required to pay any additional fees for normal maintenance during the hours specified in paragraph 2.2. However, Customer will pay NeoPath in accordance with NeoPath's then-current standard rates and charges for any repair, replacement, correction or other maintenance required: (a) during any other hours; or (b) at any time on account of any:
(i) use of the Equipment for any purpose other than the purposes specified in the applicable User Documentation, (ii) failure to operate the Equipment in strict accordance with the applicable User Documentation, (iii) unauthorized use, operation, repair, alteration, addition, improvement or modification of the Equipment, (iv) loss, casualty, damage or injury relating to the Equipment, or
(v) breach or default by Customer.

3.5 TAXES. The fees described in paragraphs 3.1, 3.2, 3.3 and 3.4 do not include any personal property, sales, use or similar taxes. Customer will pay or reimburse NeoPath for any and all such taxes.

Section 4.       Term

4.1 GENERAL. The Term will commence upon the date the Equipment is installed at Customer's Site and will terminate upon the earlier of: (a) the expiration date set forth in This Agreement; or (b) the effective date of any termination pursuant to paragraph 4.2 or 4.3.





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'ATTACHMENT B' TO 'ITEM 1' ...PAGE 1 OF 2


4.2 TERMINATION BY NEOPATH. NeoPath may terminate the Term by giving Customer written notice of such termination if: (a) Customer fails to make any payment under Section 3 when due, NeoPath gives Customer written notice of such failure and such failure is not cured within ten (10) days (or such longer period as may be permitted by NeoPath) after Customer's receipt of NeoPath's notice of the failure; (b) Customer commits a material breach of or default under this Agreement, NeoPath gives Customer written notice of the breach or default, and the breach or default is not cured within thirty (30) days (or such longer period as may be permitted by NeoPath) after Customer's receipt of NeoPath's notice of the breach or default; or (c) Customer files or has filed against it a petition to have Customer adjudged bankrupt or for reorganization or arrangement of Customer under any bankruptcy, moratorium, insolvency, reorganization, liquidation, conservatorship or other debtor relief law, Customer makes any general assignment for the benefit of its creditors under any debtor relief law, a trustee or receiver is appointed to take possession of all or substantially all of Customer's assets under any debtor relief law, all or substantially all of Customer's assets are attached or seized, or Customer dissolves, liquidates or adopts any plan or dissolution or liquidation.

4.3 TERMINATION BY CUSTOMER. Customer may terminate the Term by giving NeoPath written notice of such termination if: (a) NeoPath commits a material breach of or default under this Agreement, Customer gives NeoPath written notice of the breach or default, and the breach or default is not cured within thirty
(30) days (or such longer period as may be permitted by Customer) after NeoPath's receipt of Customer's notice of the breach or default; or (b) NeoPath files or has filed against it a petition to have NeoPath adjudged bankrupt or for reorganization or arrangement of NeoPath under any bankruptcy, moratorium, insolvency, reorganization, liquidation, conservatorship or other debtor relief law, NeoPath makes any general assignment for the benefit of its creditors under any debtor relief law, a trustee or receiver is appointed to take possession of all or substantially all of NeoPath's assets under any debtor relief law, all or substantially all of NeoPath's assets are attached or seized, or NeoPath dissolves, liquidates or adopts any plan or dissolution or liquidation.

4.4 END OF THE TERM. Unless otherwise agreed by the parties, Customer will return the Equipment to NeoPath at the end of the Term in at least as good condition and state of repair as it was in when delivered to Customer under this Agreement, subject to ordinary wear and tear resulting from Customer's use of the Equipment in accordance with this Agreement. Customer will deliver the Equipment to NeoPath F.O.B. NeoPath's manufacturing facility in King County, Washington. Any termination pursuant to paragraph 4.2 or 4.3 will be without prejudice to any other rights or remedies for any breach or default under this Agreement.

Section 5.       Miscellaneous

5.1 RESTRICTION ON ASSIGNMENT BY CUSTOMER. Customer will not assign this Agreement or any of its rights hereunder without the prior written consent of NeoPath. No assignment by Customer, with or without NeoPath's consent, will relieve Customer from any of its obligations under this Agreement.

5.2 VENUE. Customer will not commence or prosecute any action, suit, proceeding or claim arising under or by reason of this Agreement other than the state or federal courts located in King County, Washington. Customer irrevocably consents to the jurisdiction of the courts identified in the preceding sentence in connection with any action, suit, proceeding or claim arising under or by reason of this Agreement.





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